Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Fund.
Accordingly, the following amounts have been reclassified for July 31, 2011. Net assets of the Fund were unaffected by the reclassifications.

                                                                                         Reduction                                           Increase
                                                                                to Accumulated                      to Accumulated Net
                                Increase to                              Net Investment                                 Realized Loss
        Paid-in Capital                                             Income                              on Investments
--------------------------------------------------------------------------------------------------------------------------

                                    $81,996                                            $32,457                                            $49,539